INSURED PERSONS   RICHARD ROE                                 [EQUITABLE LOGO]

                  AND MARGARET ROE

POLICY OWNER(S)   RICHARD ROE

                  AND MARGARET ROE                              VARIABLE LIFE
                                                                INSURANCE
POLICY NUMBER     XX XXX XXX                                    POLICY


--------------------------------------------------------------------------------

WE AGREE to pay the Insurance Benefit of this policy and to provide its other benefits and rights in accordance with its provisions.

       FLEXIBLE PREMIUM JOINT SURVIVORSHIP VARIABLE LIFE INSURANCE POLICY

This is a flexible premium joint survivorship variable life insurance policy which provides for insurance payable upon the death of the second of the insureds to die. You can, within limits:
    o make premium payments at any time and in any amount;
    o change the death benefit option;
    o change the allocation of net premiums and deductions among your investment options; and
    o transfer amounts among your investment options.

THIS POLICY IS GUARANTEED NOT TO LAPSE DURING THE FIRST FIVE POLICY YEARS, IF PREMIUMS ARE PAID IN ACCORDANCE WITH THE NO LAPSE GUARANTEE PROVISION AND ANY OUTSTANDING LOAN AND ACCRUED LOAN INTEREST DOES NOT EXCEED THE POLICY ACCOUNT VALUE.

THIS POLICY IS GUARANTEED NOT TO LAPSE DURING THE EXTENDED PERIOD OF TIME SHOWN ON PAGE 3, IF PREMIUMS ARE PAID IN ACCORDANCE WITH THE EXTENDED NO LAPSE GUARANTEE PROVISION AND ANY OUTSTANDING LOAN AND ACCRUED LOAN INTEREST DOES NOT EXCEED THE POLICY ACCOUNT VALUE.

All of these rights and benefits are subject to the terms and conditions of this policy. All requests for policy changes are subject to our approval and may require evidence of insurability.

We put your net premiums into your Policy Account. You may allocate them to one or more investment funds of our Separate Account(s) (SA) or to our Guaranteed Interest Account (GIA).

THE PORTION OF YOUR POLICY ACCOUNT THAT IS IN AN INVESTMENT FUND OF OUR SA WILL VARY UP OR DOWN DEPENDING ON THE UNIT VALUE OF SUCH INVESTMENT FUND, WHICH IN TURN DEPENDS ON THE INVESTMENT PERFORMANCE OF THE SECURITIES HELD BY THAT FUND. THERE ARE NO MINIMUM GUARANTEES AS TO SUCH PORTION OF YOUR POLICY ACCOUNT.

The portion of your Policy Account that is in our GIA will accumulate, after deductions, at rates of interest we determine. Such rates will not be less than 3% a year.

THE AMOUNT AND DURATION OF THE DEATH BENEFIT MAY BE VARIABLE OR FIXED UNDER SPECIFIED CONDITIONS, AND MAY INCREASE OR DECREASE. SEE THE DEATH BENEFIT PROVISION FOR A DESCRIPTION OF THE VARIABLE DEATH BENEFIT.

This is a non-participating policy.

RIGHT TO EXAMINE POLICY. YOU MAY EXAMINE THIS POLICY AND IF FOR ANY REASON YOU ARE NOT SATISFIED WITH IT, YOU MAY CANCEL IT BY RETURNING THIS POLICY WITH A WRITTEN REQUEST FOR CANCELLATION TO OUR ADMINISTRATIVE OFFICE BY THE 10TH DAY AFTER YOU RECEIVE IT. IF YOU DO THIS, WE WILL REFUND THE PREMIUMS THAT WERE PAID MINUS ANY OUTSTANDING LOAN AND ACCRUED LOAN INTEREST.

READ YOUR POLICY CAREFULLY. It is a legal contract between you and The Equitable Life Assurance Society of the United States.


/s/ Christoperh M. Condron               /s/ Pauline Sherman
-------------------------------------    -------------------------------------
Christopher M. Condron                   Pauline Sherman, Senior Vice President,
Chairman and Chief Executive Officer     Secretary and Associate General Counsel


No. 02-200                                                                 E4291

Contents
--------
                                            How Benefits are Paid 15
Policy Information 3
                                            Other Important Information 16
Table of Maximum Monthly Charges for
Benefits 4                                  Table of Guaranteed Payments 19

Those Who Benefit from this Policy 5

The Insurance Benefit We Pay 5

Reducing the Face Amount of the Base
Policy or Changing the Death Benefit
Option 6                                    IN THIS POLICY:                           ADMINISTRATIVE OFFICE:
                                            ---------------                           ----------------------
The Premiums You Pay 7                      "We," "our" and "us" mean The Equitable   The address of our Administrative
                                            Life Assurance Society of the United      Office is shown on Page 3. You
Your Policy Account and How it              States.                                   should send correspondence to that
Works 9                                                                               office. Premium payments should be
                                            "You" and "your" mean the owner of this   sent to the address listed on your
Your Investment Options 10                  policy at the time an owner's right is    billing notice.
                                            exercised.
The Value of Your Policy Account 11
                                            Unless otherwise stated, all references
The Cash Surrender Value of                 to interest in this policy are
this Policy 12                              effective annual rates of interest.

How a Loan Can Be Made 13
                                            Attained age means age on the birthday    Copies of the application for this
Our Separate Account(s) (SA) 14             nearest to the beginning of the current   policy and any additional benefit
                                            policy year.                              riders are attached to the policy.
Our Annual Report to You 15


                                  INTRODUCTION

The premiums you pay, after deductions are made in accordance with the Table of Expense Charges in the Policy Information section, are put into your Policy Account. Amounts in your Policy Account are allocated at your direction to one or more investment funds of our SA or to our GIA.

The investment funds of our SA invest in securities and other investments whose value is subject to market fluctuations and investment risk. There is no guarantee of principal or investment experience.

Our GIA earns interest at rates we declare. The principal, after deductions, is guaranteed.

If death benefit Option A is in effect, the death benefit is the base policy face amount and the amount of the death benefit is fixed except when it is a percentage of your Policy Account. If death benefit Option B is in effect, the death benefit is the base policy face amount plus the amount in your Policy Account. The amount of the death benefit is variable. Under either option, the death benefit will never be less than a percentage of your Policy Account as stated in the "Death Benefit" provision.

This policy is guaranteed not to lapse during the first five policy years, if premiums are paid in accordance with the No Lapse Guarantee provision and any outstanding loan and accrued loan interest does not exceed the policy account value. This policy is guaranteed not to lapse during the extended period of time shown on Page 3, if premiums are paid in accordance with the Extended No Lapse Guarantee provision and any outstanding loan and accrued loan interest does not exceed the policy account value.

The insurance benefit of this policy is payable upon the death of the second of the insured persons to die. No benefit is payable upon death of the first of the insured persons to die.

We make monthly deductions from your Policy Account to cover the cost of the benefits provided by this policy and the cost of any benefits provided by riders to this policy. If you give up this policy for its Net Cash Surrender Value or reduce the base policy face amount, we may deduct a surrender charge from your Policy Account.

This is only a summary of what this policy provides. You should read all of it carefully. Its terms govern your rights and our obligations.

No. 02-200                                                                 E4291

                               POLICY INFORMATION

INSURED PERSONS   RICHARD ROE

                  AND MARGARET ROE

POLICY OWNER(S)   RICHARD ROE

                  AND MARGARET ROE

FACE AMOUNT
OF BASE POLICY    $200,000

DEATH BENEFIT     OPTION A (SEE PAGE 6)                    SEPARATE ACCOUNT [FP]

POLICY NUMBER     XX XXX XXX                             ISSUE AGE, SEX; 35 MALE

                                                                       30 FEMALE

BENEFICIARY       SEE PAGE 5
                  ----------

REGISTER DATE     NOVEMBER 4, 2002      RATING CLASS: PREFERRED/NON-TOBACCO USER

DATE OF ISSUE     NOVEMBER 4, 2002                    PREFERRED/NON-TOBACCO USER


A MINIMUM INITIAL PREMIUM PAYMENT OF $ XXX IS DUE ON OR BEFORE DELIVERY OF THE POLICY.

THE PLANNED PERIODIC PREMIUM OF $XXX IS PAYABLE QUARTERLY.

NO LAPSE GUARANTEE PERIOD IS 5 YEARS FROM THE REGISTER DATE. SEE NO LAPSE GUARANTEE PROVISION.

EXTENDED NO LAPSE GUARANTEE PERIOD - XX YEARS FROM THE REGISTER DATE--SEE EXTENDED NO LAPSE GUARANTEE PROVISION.

SEE PAGE 3 - CONTINUED FOR TABLE OF NO LAPSE GUARANTEE AND EXTENDED NO LAPSE GUARANTEE PREMIUMS.

PREMIUM PAYMENTS ARE FOR THE INSURANCE BENEFIT INCLUDING ANY ADDITIONAL BENEFIT RIDERS LISTED BELOW.









THE PLANNED PERIODIC PREMIUMS SHOWN ABOVE MAY NOT BE SUFFICIENT TO CONTINUE THE POLICY AND LIFE INSURANCE COVERAGE IN FORCE. THE PERIOD FOR WHICH THE POLICY AND COVERAGE WILL CONTINUE IN FORCE WILL DEPEND ON: (1) THE AMOUNT, TIMING AND FREQUENCY OF PREMIUM PAYMENTS; (2) CHANGES IN THE FACE AMOUNT AND THE DEATH BENEFIT OPTIONS; (3) CHANGES IN THE INTEREST RATES CREDITED TO OUR GIA AND THE INVESTMENT PERFORMANCE OF THE INVESTMENT FUNDS OF OUR SA; (4) CHANGES IN THE MONTHLY DEDUCTIONS FROM THE POLICY ACCOUNT FOR THIS POLICY AND ANY BENEFITS PROVIDED BY RIDERS TO THIS POLICY; AND (5) LOAN AND PARTIAL NET CASH SURRENDER VALUE WITHDRAWAL ACTIVITY.


02-200-3                              PAGE 3
                            (CONTINUED ON NEXT PAGE)

            POLICY INFORMATION CONTINUED -- POLICY NUMBER XX XXX XXX

                           TABLE OF GUARANTEE PREMIUMS


       BENEFITS                   MONTHLY PREMIUM            PREMIUM PERIOD
      ---------                  ---------------            --------------

NO LAPSE GUARANTEE                     $XX                      5 YEARS

EXTENDED NO LAPSE GUARANTEE            $XX                      XX YEARS
                                       ---                      --------












YOU CAN, WITHIN LIMITS, MAKE PREMIUM PAYMENTS AT ANY TIME AND IN ANY AMOUNT. HOWEVER, THE MONTHLY PREMIUMS SHOWN ABOVE ARE USED TO DETERMINE WHETHER THE NO LAPSE GUARANTEE AND THE EXTENDED NO LAPSE GUARANTEE BENEFITS ARE IN EFFECT AS DESCRIBED IN THE GRACE PERIOD PROVISION.



02-200-3                          PAGE 3 -CONTINUED

            POLICY INFORMATION CONTINUED -- POLICY NUMBER XX XXX XXX

                            TABLE OF EXPENSE CHARGES

DEDUCTION FROM PREMIUM PAYMENTS:

         PREMIUM CHARGE:

                 WE DEDUCT AN AMOUNT NOT TO EXCEED 8% FROM EACH PREMIUM PAYMENT. WE RESERVE THE RIGHT TO INCREASE THIS PERCENTAGE LIMIT AS A RESULT OF CHANGES IN THE TAX LAWS WHICH INCREASE OUR EXPENSES.

DEDUCTIONS FROM YOUR POLICY ACCOUNT:

         ADMINISTRATIVE CHARGE:

                 FIRST POLICY YEAR: WE DEDUCT AT THE BEGINNING OF EACH POLICY MONTH $0.06 FOR EACH $1,000 OF INITIAL BASE POLICY FACE AMOUNT PLUS $20.00.

                 POLICY YEARS 2 THROUGH 10: WE DEDUCT AT THE BEGINNING OF EACH POLICY MONTH $0.06 FOR EACH $1,000 OF INITIAL BASE POLICY FACE AMOUNT PLUS AN AMOUNT NOT TO EXCEED $10.00.

                 POLICY YEARS 11 AND LATER: WE DEDUCT AT THE BEGINNING OF EACH POLICY MONTH AN AMOUNT NOT TO EXCEED $10.00.


          MORTALITY AND EXPENSE RISK CHARGE:

                 WE DEDUCT AT THE BEGINNING OF EACH POLICY MONTH AN AMOUNT NOT TO EXCEED 0.075% FOR MORTALITY AND EXPENSE RISKS. THIS CHARGE WILL BE CALCULATED AS A PERCENTAGE OF THE AMOUNT OF THE POLICY ACCOUNT THAT IS THEN ALLOCATED TO THE INVESTMENT FUNDS OF OUR SEPARATE ACCOUNT.



02-200-3                           PAGE 3 -CONTINUED

            POLICY INFORMATION CONTINUED -- POLICY NUMBER XX XXX XXX

                           TABLE OF SURRENDER CHARGES
                     FOR THE INITIAL BASE POLICY FACE AMOUNT



   BEGINNING OF                                 BEGINNING OF
    POLICY YEAR             CHARGE              POLICY YEAR             CHARGE
    -----------             ------              -----------             ------

        1                   $1624.00                  7                 $1590.17
        2                    1624.00                  8                  1184.17
        3                    1624.00                  9                   778.17
        4                    1624.00                 10                   372.17
        5                    1624.00                 11 AND LATER          00.00
        6                    1624.00




A SURRENDER CHARGE WILL BE SUBTRACTED FROM YOUR POLICY ACCOUNT IF THIS POLICY IS GIVEN UP FOR ITS NET CASH SURRENDER VALUE WITHIN THE FIRST TEN POLICY YEARS. THE SURRENDER CHARGE IN THE FIRST POLICY MONTH OF EACH POLICY YEAR IS SHOWN IN THE TABLE ABOVE. THE SURRENDER CHARGE AT ANY TIME DURING THE FIRST SIX POLICY YEARS IS EQUAL TO THE BEGINNING OF POLICY YEAR CHARGE SHOWN ABOVE. STARTING IN POLICY YEAR SEVEN, THE SURRENDER CHARGE DECLINES UNIFORMLY IN EQUAL MONTHLY AMOUNTS UNTIL IT REACHES ZERO IN THE TWELFTH MONTH OF POLICY YEAR TEN.

IF THE BASE POLICY FACE AMOUNT IS REDUCED WITHIN THE FIRST TEN POLICY YEARS, A PROPORTIONATE SHARE OF THE APPLICABLE SURRENDER CHARGE AT THAT TIME WILL BE DEDUCTED FROM YOUR POLICY ACCOUNT. SEE SURRENDER CHARGES PROVISION FOR A DESCRIPTION OF THE PROPORTIONATE SURRENDER CHARGE.





ADMINISTRATIVE OFFICE:

            THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
                           NATIONAL OPERATIONS CENTER
                        10804 BALLANTYNE COMMONS PARKWAY
                               CHARLOTTE, NC 28277

                                 (800) 777-6510



02-200-3                                              PAGE 3 -CONTINUED

            POLICY INFORMATION CONTINUED -- POLICY NUMBER XX XXX XXX

                            TABLE OF MAXIMUM MONTHLY
                              CHARGES FOR BENEFITS


                                 MONTHLY DEDUCTION
      BENEFITS                   FROM POLICY ACCOUNT                                    PERIOD
      --------                   -------------------                                    ------

BASE POLICY LIFE INSURANCE      MAXIMUM MONTHLY COST OF INSURANCE RATE FOR THE            70 YEARS
                                BASE POLICY (SEE PAGE 4 - CONTINUED) TIMES
                                THOUSANDS OF NET AMOUNT AT RISK

                                                  $0.00                                 THEREAFTER








02-200-4                                    PAGE 4
                                  (CONTINUED ON NEXT PAGE)

            POLICY INFORMATION CONTINUED -- POLICY NUMBER XX XXX XXX

                TABLE OF MAXIMUM MONTHLY COST OF INSURANCE RATES
              PER $1,000 OF NET AMOUNT AT RISK FOR THE BASE POLICY



       POLICY                        POLICY                        POLICY
        YEAR           RATE            YEAR          RATE            YEAR          RATE
                       ----                          ----                          ----
          1            .00017          26            .12250          51           5.67417
          2            .00058          27            .14450          52           6.42000
          3            .00100          28            .17008          53           7.24792
          4            .00142          29            .19950          54           8.16500
          5            .00200          30            .23383          55           9.15975

          6            .00267          31            .27417          56          10.23242
          7            .00350          32            .32133          57          11.36883
          8            .00442          33            .37767          58          12.57658
          9            .00550          34            .44517          59          13.84733
         10            .00683          35            .52558          60          15.21925

         11            .00842          36            .62000          61          16.71442
         12            .01042          37            .73633          62          18.38567
         13            .01267          38            .85742          63          20.29133
         14            .01525          39           1.00233          64          22.41858
         15            .01825          40           1.16825          65          24.09600

         16            .02175          41           1.35825          66          26.44333
         17            .02592          42           1.57758          67          31.31167
         18            .03092          43           1.83383          68
                                                                                 39.58083
         19            .03683          44           2.13217          69          54.65417
         20            .04383          45           2.47833          70          62.50000

         21            .05217          46           2.87608
         22            .06200          47           3.32650      71 AND OVER      0.00000
         23            .07358          48           3.83000
         24            .8742           49           4.38675
         25            .10350          50           4.99900





02-200-4                               PAGE 4 - CONTINUED

            POLICY INFORMATION CONTINUED -- POLICY NUMBER XX XXX XXX

                              TABLE OF FACTORS FOR
                         PAID UP DEATH BENEFIT GUARANTEE



             POLICY                                     POLICY
              YEAR                FACTOR                 YEAR              FACTOR
              ----                ------                 ----              ------
               1                  0.10893                 36               0.47330
               2                  0.11383                 37               0.49065
               3                  0.11895                 38               0.50819
               4                  0.12429                 39               0.52596
               5                  0.12987                 40               0.54389
               6                  0.13569                 41               0.56193
               7                  0.14177                 42               0.58004
               8                  0.14811                 43               0.59816
               9                  0.15473                 44               0.61620
               10                 0.16163                 45               0.63408
               11                 0.16884                 46               0.65171
               12                 0.17635                 47               0.66900
               13                 0.18418                 48               0.68588
               14                 0.19234                 49               0.70230
               15                 0.20085                 50               0.71824
               16                 0.20971                 51               0.73367
               17                 0.21893                 52               0.74858
               18                 0.22854                 53               0.76293
               19                 0.23853                 54               0.77668
               20                 0.24892                 55               0.78981
               21                 0.25972                 56               0.80231
               22                 0.27094                 57               0.81421
               23                 0.28258                 58               0.82559
               24                 0.29465                 59               0.83652
               25                 0.30716                 60               0.84714
               26                 0.32010                 61               0.85751
               27                 0.33349                 62               0.86774
               28                 0.34733                 63               0.87789
               29                 0.36161                 64               0.88804
               30                 0.37633                 65               0.89837
               31                 0.39149                 66               0.91020
               32                 0.40708                 67               0.92386
               33                 0.42309                 68               0.93850
               34                 0.43948                 69               0.95391
               35                 0.45624                 70               0.97024




02-200-4                               PAGE 4 - CONTINUED

             POLICY INFORMATION CONTINUED - POLICY NUMBER XX XXX XXX


           ---------- TABLE OF PERCENTAGES OF POLICY ACCOUNT --------

        YOUNGER INSURED                                 YOUNGER INSURED
          PERSON'S AGE            PERCENTAGE             PERSON'S AGE             PERCENTAGE

               30                   829.1                     65                    230.3
               31                   798.1                     66                    222.7
               32                   768.3                     67                    215.5
               33                   739.6                     68                    208.6
               34                   712.0                     69                    202.0

               35                   685.4                     70                    195.6
               36                   659.9                     71                    189.6
               37                   635.3                     72                    183.8
               38                   611.7                     73                    178.2
               39                   589.0                     74                    173.0

               40                   567.3                     75                    168.0
               41                   546.3                     76                    163.4
               42                   526.2                     77                    162.4
               43                   506.9                     78                    161.5
               44                   488.4                     79                    160.6

               45                   470.5                     80                    159.7
               46                   453.4                     81                    158.7
               47                   436.9                     82                    157.8
               48                   421.1                     83                    153.2
               49                   405.9                     84                    148.9

               50                   391.3                     85                    144.8
               51                   377.3                     86                    141.1
               52                   363.8                     87                    137.5
               53                   350.8                     88                    134.0
               54                   338.4                     89                    130.7

               55                   326.5                     90                    127.5
               56                   315.0                     91                    124.5
               57                   304.0                     92                    121.5
               58                   293.5                     93                    118.5
               59                   283.3                     94                    115.5

               60                   273.5                     95                    112.5
               61                   264.1                     96                    110.0
               62                   255.1                     97                    107.5
               63                   246.5                     98                    104.9
               64                   238.2                 99 AND OVER               102.0





02-200-4                               PAGE 4 - CONTINUED

--------------------------------------------------------------------------------
THOSE WHO BENEFIT FROM THIS POLICY

OWNER. The owner of this policy is the insured persons jointly and, after the death of the first of the insureds to die, the surviving insured, unless otherwise stated in the application, or later changed.

As the owner, you are entitled to exercise all the rights of this policy while at least one of the insured persons is living. To exercise a right, you do not need the consent of anyone who has only a conditional or future ownership interest in this policy. While two or more persons own this policy jointly, the exercise of rights in the policy must be made by all jointly.

BENEFICIARY. The beneficiary is as stated in the application, unless later changed. The beneficiary is entitled to the Insurance Benefit of this policy. One or more beneficiaries for the Insurance Benefit can be named in the application. If more than one beneficiary is named, they can be classed as primary or contingent. If two or more persons are named in a class, their shares in the benefit can be stated. The stated shares in the Insurance Benefit will be paid to any primary beneficiaries who survive the second of the insured persons to die. If no primary beneficiaries survive, payment will be made to any surviving contingent beneficiaries. Beneficiaries who survive in the same class will share the Insurance Benefit equally, unless you have made another arrangement with us.

If there is no designated beneficiary living at the death of the second of the insured persons to die, we will pay the Insurance Benefit to such insured person's surviving children in equal shares. If none survive, we will pay such insured person's estate.

CHANGING THE OWNER OR BENEFICIARY. While at least one of the insured persons is living, you may change the owner or beneficiary by written notice in a form satisfactory to us. You can get such a form from your financial professional or by writing to us at our Administrative Office. The change will take effect on the date you sign the notice; however, it will not apply to any payment we make or other action we take before we receive the notice. If you change the beneficiary, any previous arrangement you made as to a payment option for benefits is cancelled. You may choose a payment option for the new beneficiary in accordance with the "How Benefits Are Paid" section of this policy.

ASSIGNMENT. You may assign this policy, if we agree; however, we will not be bound by an assignment unless we have received it in writing at our Administrative Office. Your rights and those of any other person referred to in this policy will be subject to the assignment. We assume no responsibility for the validity of an assignment. An absolute assignment will be considered as a change of ownership to the assignee.

--------------------------------------------------------------------------------
THE INSURANCE BENEFIT WE PAY

We will pay the Insurance Benefit of this policy to the beneficiary upon the death of the second of the insured persons to die when we receive at our Administrative Office (1) proof that both insured persons died while this policy was in force; and (2) all other requirements we deem necessary. The Insurance Benefit includes the following amounts, which we will determine as of the date of death of the second of the insured persons to die:

    o the death benefit described in the "Death Benefit" provision;

    o PLUS any other benefits then due from riders to this policy;

    o MINUS any policy loan and accrued interest, or liens;

    o MINUS any overdue deductions from your Policy Account if the second of the insured persons to die dies during a grace period.

We will add interest to the resulting amount in accordance with applicable law. We will compute the interest at a rate we determine, but not less than the greater of (a) the rate we are paying on the date of payment under the Deposit Option provision, or (b) the rate required by any applicable law. Payment of the Insurance Benefit may also be affected by other provisions of this policy. See the "Other Important Information" section of this policy, where we specify our right to contest the policy, the suicide exclusion, and what happens if age or sex has been misstated. Additional exclusions or limitations (if any) are listed in the Policy Information section.

Proof of the first death must be given to us when it occurs, even if no insurance benefits are to be paid at such time.

DEATH BENEFIT. The death benefit of this policy will be determined under either Option A or Option B, whichever you have chosen and is in effect on the date of death of the second of the insured persons to die.

Under Option A, the death benefit is the greater of (a) the base policy face amount; or (b) a percentage of the amount in your Policy Account on the date of death of the second of the insured persons to die. Under this option, the amount of the death benefit is fixed, except when it is determined by such percentage.



02-200-5                                                                 PAGE 5

Under Option B, the death benefit is the greater of (a) the base policy face amount plus the amount in your Policy Account on the date of death of the second of the insured persons to die; or (b) a percentage of the amount in your Policy Account on the date of death of the second of the insured persons to die. Under this option the amount of the death benefit is variable.

The percentages referred to above are the percentages from the table (see Page 4-Continued) for the younger insured person's age (nearest birthday) at the beginning of the policy year of determination.

This policy is designed to satisfy the definition of life insurance for Federal income tax purposes under Section 7702 of the Internal Revenue Code of 1986, as amended (i.e., the "Code"). Accordingly, even if this policy states otherwise, at no time will the death benefits under the policy be less than the Policy Account value of the policy, divided by the net single premium per dollar of insurance which would have to be paid at such time to fund such benefits consistent with the definition of such terms in the Code. In addition, we may take certain actions, described here and elsewhere in the policy, to meet the definitions and limitations in the Code, based on our interpretation of the Code. Please see "Policy Changes - Applicable Tax Law" for more information.

NO LAPSE GUARANTEE. This policy is guaranteed not to lapse during the first five policy years if the sum of premium payments accumulated at 4%, less any partial withdrawals accumulated at 4%, is at least equal to the sum of the monthly No Lapse Guarantee Premium(s) accumulated at 4%, and any outstanding loan and accrued loan interest does not exceed the policy account value; see "Guarantee Premiums" provision. This no lapse guarantee expires at the end of five years. Certain policy changes after issue will change the No Lapse Guarantee Premium(s); however, they will not start a new guarantee period.

EXTENDED NO LAPSE GUARANTEE. This policy is guaranteed not to lapse if, during the extended no lapse guarantee period, the sum of premium payments accumulated at 4%, less any partial withdrawals accumulated at 4%, is at least equal to the sum of the monthly Extended No Lapse Guarantee Premium(s) accumulated at 4%, and any outstanding loan and accrued loan interest does not exceed the policy account value; see "Guarantee Premiums" provision. The extended no lapse guarantee period is shown on Page 3. Certain policy changes after issue will change the Extended No Lapse Guarantee Premium(s); however, they will not start a new guarantee period.

COVERAGE AFTER AGE 100. Coverage under this policy will continue for as long as the policy remains in force during the lifetime of either or both insured persons. However, no premium payments, partial withdrawals, changes in face amount or changes in death benefit option will be permitted after the policy anniversary nearest the 100th birthday of the younger insured person; policy loans, loan repayments, and transfers among your investment options may continue to be made, subject to our normal rules as stated in other provisions of the policy pertaining to these items. No deductions for cost of insurance or administrative charges (except for the mortality and expense risk charge) will be made after the policy anniversary nearest the 100th birthday of the younger insured person.

--------------------------------------------------------------------------------
REDUCING THE FACE AMOUNT OF THE BASE POLICY OR CHANGING THE DEATH BENEFIT OPTION

You may reduce the face amount or change the death benefit option by written request to us at our Administrative Office, subject to the following conditions:

1. After the second policy year while this policy is in force, you may ask us to reduce the base policy face amount but not to less than $200,000. Any such reduction in the face amount may not be less than $10,000. If you reduce the base policy face amount before the end of the tenth policy year, we will deduct a proportionate amount of any applicable surrender charge from your Policy Account. Any such deduction will be made in accordance with the "Allocations" provision of the policy.

2. After the second policy year while this policy is in force, you can change your death benefit option. Any requested change to death benefit Option B must be made while the younger insured person is not more than attained age 85. If you ask us to change from Option A to Option B, we will decrease the base policy face amount by the amount in your Policy Account on the date the change takes effect. However, we will decline to make such change if it would reduce the base policy face amount to less than $200,000. If you ask us to change from Option B to Option A, we will increase the base policy face amount by the amount in your Policy Account on the date the change takes effect. Such decreases and increases in the base policy face amount are made so that the death benefit remains the same on the date the change takes effect.

3. The change will take effect at the beginning of the policy month that coincides with or next follows the date we approve your request.

4. We reserve the right to decline to make any change that we determine would cause this policy to fail to qualify as life insurance under applicable tax law as interpreted by us.


02-200-5                                                                  PAGE 6

5. You may ask for a change by completing an application for change, which you can get from your financial professional or by writing to us at our Administrative Office. A copy of your application for change will be attached to the new Policy Information section that we will issue when the change is made. The new section and the application for change will become a part of this policy. We may require you to return this policy to our Administrative Office to make a policy change.


--------------------------------------------------------------------------------
THE PREMIUMS YOU PAY

The minimum initial premium payment shown in the Policy Information section is due on or before delivery of this policy. No insurance will take effect before a premium at least equal to the minimum initial premium is paid. Other premiums may be paid at our Administrative Office at any time while this policy is in force.

We will send premium notices to you for the planned periodic premium shown in the Policy Information section. You may skip planned periodic premium payments. However, this may adversely affect the duration of the death benefit and your policy's values. We will assume that any payment you make to us is a premium payment, unless you tell us in writing that it is a loan repayment.

If you stop paying premiums, insurance coverage will continue for as long as the Net Policy Account Value is sufficient to cover the monthly deductions described in the "Monthly Deductions" provision, with a further extension of coverage as described in the "Grace Period" provision.

GUARANTEE PREMIUMS. You may choose to pay premiums equal to the No Lapse Guarantee Premium(s) or to the Extended No Lapse Guarantee Premium(s). A table of these different premium levels for base policy life insurance benefits is shown on page 3.-Continued; these premiums differ in both amount and duration for each of these guarantee periods. Guarantee Premiums for any additional benefit riders are also shown in this table.

The calculations that are described in the "Grace Period" provision refer to a Guarantee Premium fund. The Guarantee Premium fund at any time means the accumulation of all the guarantee premiums (for base policy and any additional benefit riders) for the shortest guarantee period that is still applicable. For instance, if these calculations are performed during the first five policy years, the Guarantee Premium fund for any policy month will equal the accumulation of all the monthly No Lapse Guarantee Premium(s) from the Register Date of this policy up to that month. After five policy years, the Guarantee Premium fund for any policy month will equal the accumulation of all the monthly Extended No Lapse Guarantee Premium(s) from the Register Date of this policy up to that month.

In order to maintain the longer guarantee period, you must pay at least the Extended No Lapse Guarantee premium(s), starting from the policy Register Date. In this way, you are assured that the actual premium fund will always be at least equal to the Guarantee Premium fund in any calculation. If you pay only the No Lapse Guarantee Premium during the first five policy years, you may have to pay an additional amount to maintain the longer Extended No Lapse Guarantee period.

LIMITS. Each premium payment after the initial one must be at least $100. We may increase this minimum limit 90 days after we send you written notice of such increase. We reserve the right to limit the amount of any premium payments you may make if they would immediately result in more than a dollar for dollar increase in the death benefit (which would happen if the death benefit is determined as a percentage of the policy account, as described in the "Death Benefit" provision), unless you provide satisfactory evidence of insurability of the insured person(s).

We also reserve the right not to accept premium payments or to return excess amounts that we determine would cause this policy to fail to qualify as life insurance under applicable tax law as interpreted by us.

GRACE PERIOD. At the beginning of each policy month, we compare the Net Policy Account Value to the total monthly deductions described in the "Monthly Deductions" provision. If the Net Policy Account Value is sufficient to cover the total monthly deductions, this policy is not in default.

If the Net Policy Account Value at the beginning of any policy month is not sufficient to cover the total monthly deductions, but the no lapse guarantee or the extended no lapse guarantee period is in effect, we will perform the following calculations to determine whether the policy is in default:

    1. Determine the Guarantee Premium fund. The Guarantee Premium fund for any policy month is the accumulation of all the monthly guarantee premiums applicable to the shortest guarantee period in effect, shown on Page 3-Continued, from the Register Date up to that month at 4% interest.

    2. Determine the actual premium fund. The actual premium fund for any policy month is the accumulation of all the premiums received at 4% interest minus all withdrawals accumulated at 4% interest.


    3. If the result in Step 2 is greater than or equal to the result in Step 1, and any loan and accrued loan interest does not exceed the Policy Account Value, the policy is not in default. The guarantee will be in effect and monthly deductions in excess of the Policy Account will be waived.




02-200-5                                                                  PAGE 7

    4. If the result of Step 2 is less than the result in Step 1, or if the result of Step 2 is greater than or equal to the result in Step 1 and any loan and accrued loan interest exceeds the Policy Account Value, the policy is in default as of the first day of that policy month. This is the date of default.

If all guarantee periods have terminated (see "No Lapse Guarantee" and "Extended No Lapse Guarantee" provisions) the calculations described in Steps 1. - 4. above will not be performed. In that case, if the Net Policy Account Value at the beginning of any policy month is less than the monthly deductions for that month, the policy is in default as of the first day of such policy month.

If the policy is in default, we will send you and any assignee on our records at last known addresses written notice stating that a grace period of 61 days has begun starting with the date the notice is mailed. The notice will also state the amount of payment that is due.

The payment required will not be more than an amount sufficient to increase the Net Policy Account Value to cover all monthly deductions for 3 months, calculated assuming no interest or investment performance were credited to or charged against the Policy Account and no policy changes were made.

If we do not receive such amount at our Administrative Office before the end of the grace period, we will then (1) withdraw and retain any amount in your Policy Account; and (2) send a written notice to you and any assignee on our records at last known addresses stating that this policy has ended without value.

If we receive the requested amount before the end of the grace period, but the Net Policy Account Value is still insufficient to cover total monthly deductions, we will send a written notice that a new 61 day grace period has begun and request an additional payment.

If the second of the insured persons to die dies during a grace period, we will pay the Insurance Benefit as described on Page 5.

RESTORING YOUR POLICY BENEFITS. If this policy has ended without value, you may restore policy benefits if both insured persons are alive or if one insured person is alive and the policy ended without value after the death of the other insured person. In order to restore benefits, you must:

    1. Ask for restoration of policy benefits within 6 months from the end of the grace period; and

    2. Provide evidence of insurability satisfactory to us; and

    3. Make a required payment. The required payment will not be more than an amount sufficient to cover (i) total monthly deductions for 3 months, calculated from the effective date of restoration; and (ii) the premium charge. We will determine the amount of this required payment as if no interest or investment performance were credited to or charged against your Policy Account.

We must receive the required payment while at least one insured person is alive. We will deduct the premium charge from the required payment. The policy account on the date of restoration will be equal to the balance of the required payment.

The effective date of the restoration of policy benefits will be the beginning of the policy month which coincides with or next follows the date we approve your request. We will start to make monthly charges again as of the effective date of restoration. Restoration of this policy will reinstate the balance, if any, of the No Lapse Guarantee or Extended No Lapse period as measured from the policy Register Date. We reserve the right to decline to restore this policy if in our opinion it would cause this policy to fail to qualify as life insurance under applicable tax law.

--------------------------------------------------------------------------------
YOUR POLICY ACCOUNT AND HOW IT WORKS

PREMIUM PAYMENTS. When we receive your premium payments, we subtract the expense charges shown in the table in the "Policy Information" section and any overdue monthly deductions. We put the balance (the net premium) into your Policy Account as of the date we receive the premium payment at our Administrative Office and before any deductions from your Policy Account due on that date are made. However, we will put the initial net premium payment into your Policy Account as of the Register Date if it is later than the date of receipt. No premiums will be applied to your Policy Account until the minimum initial premium payment, as shown in the "Policy Information" section, is received at our Administrative Office.


MONTHLY DEDUCTIONS. At the beginning of each policy month we make a deduction from your Policy Account to cover the monthly administrative charge and to provide insurance coverage. If you do not submit the full minimum initial premium with your application, and the minimum initial premium is paid upon delivery, your monthly charges commence as of the Register Date. Generally, the Register Date will be earlier than the date coverage begins. Such deduction for any policy month is the sum of the following amounts determined as of the beginning of that month:

02-200-7                                                                  PAGE 8

o the monthly administrative charge;

o the monthly mortality and expense risk charge;

o the monthly cost of insurance for the insured persons; and

o the monthly cost of any benefits provided by riders to this policy.

The monthly cost of insurance is the sum of (a) our current monthly cost of insurance rate times the net amount at risk at the beginning of the policy month divided by $1,000; plus (b) any flat extra charge shown in the "Policy Information" section. The net amount at risk at any time is the death benefit (calculated as of that time) minus the amount in your Policy Account at that time

We will determine cost of insurance rates from time to time. Any change in the cost of insurance rates we use will be as described in the "Changes in Policy Cost Factors" provision. They will never be more than those shown in the Table of Maximum Monthly Cost of Insurance Rates Per $1000 of Net Amount at Risk for the Base Policy on Page 4-Continued.

No deduction is made (except for the mortality and expense risk charge) after the policy anniversary nearest the 100th birthday of the younger insured person.

OTHER DEDUCTIONS. We also make the following other deductions from your Policy Account as they occur:

o We deduct a surrender charge if, before the end of the tenth policy year, you give up this policy for its Net Cash Surrender Value or you reduce the base policy face amount.

o  We deduct a charge for certain transfers (see "Transfers" provision).

--------------------------------------------------------------------------------
YOUR INVESTMENT OPTIONS

ALLOCATIONS. This policy provides investment options for the amount in your Policy Account. Amounts put into your Policy Account and deductions from it are allocated to the investment funds of our SA and to the unloaned portion of our GIA at your direction. You specified your initial premium allocation and deduction allocation percentages in your application for this policy, a copy of which is attached to this policy. Unless you change them, such percentages shall also apply to subsequent premium and deduction allocations.

Allocation percentages must be zero or a whole number not greater than 100. The sum of the premium allocation percentages and of the deduction allocation percentages must each equal 100.

You may change such allocation percentages by written notice to our Administrative Office. A change will take effect on the date we receive it at our Administrative Office.

If we cannot make a monthly deduction on the basis of the deduction allocation percentages then in effect, we will make that deduction based on the proportion that your unloaned value in our GIA and your values in the investment funds of our SA bear to the total unloaned value in your Policy Account.

TRANSFERS. Transfer requests must be in writing and delivered by U.S mail to our Administrative Office unless we accept an alternative form of communication (such as internet or automated telephone). The use of alternative forms of communication is subject to our rules then in effect for each such service. We may provide information about our rules and the use of communications services in the policy prospectus, prospectus supplements or other notifications, as mailed to your last known address in our records from time to time. Any alternative form of communication that we make available may be changed or discontinued at any time. Communications services may be restricted or denied if we determine that you are using such services for market timing or other trading strategies that may disrupt operation of an investment fund of our SA or have a detrimental effect on the unit value of any investment fund of our SA.

We reserve the right to:

1. limit transfers among or to the investment funds of our SA to no more than once every 30 days;

2. require a minimum time period between each transfer into or out of one or more specified investment funds of our SA;

3. establish a maximum dollar amount that may be transferred by an owner on any transaction date among investment funds of our SA;

4. reject transfer requests from a person acting on behalf of multiple policy owners unless pursuant to a trading authorization agreement that we have accepted;



02-200-9                                                                  PAGE 9

5. impose conditions or limitations on transfer rights, restrict transfers or refuse any particular transfer if we are concerned that market timing, excessive trading or other trading strategies may disrupt operation of an investment fund of our SA or may have a detrimental effect on the unit value of any investment fund of our SA or determine that you have engaged in any such strategy.


At your written request to our Administrative Office, we will transfer amounts from your value in any investment fund of our SA to one or more other funds of our SA or to our GIA. Any such transfer will take effect on the date we receive your written request at our Administrative Office.

Once during each policy year you may ask us, by written request to our Administrative Office, to transfer an amount you specify from your unloaned value in our GIA to one or more investment funds of our SA. We must receive your request within a period beginning 30 days prior to the policy anniversary and ending 60 days after the policy anniversary. A transfer request received up to 30 days prior to the policy anniversary will be effective on the anniversary. A transfer request received on or within 60 days after the policy anniversary will be effective on the date the request is received at our Administrative Office. The maximum amount that you may transfer in any policy year is the greater of
(a) $500, (b) 25% of the unloaned value in the GIA on the transfer effective date or (c) the amount transferred from the GIA in the immediately preceding policy year, if any. In no event will we transfer more than your unloaned value in our GIA.

The minimum amount that we will transfer from your value in an investment fund of our SA on any date is the lesser of $500.00 or your value in that investment fund on that date, except as stated in the next paragraph. The minimum amount that we will transfer from your value in our GIA is the lesser of $500.00 or your unloaned value in our GIA as of the date the transfer takes effect, except as stated in the next paragraph.

We will waive the minimum amount limitations set forth in the immediately preceding paragraph if the total amount being transferred on that date is at least $500.00.

We reserve the right to make a transfer charge up to $25.00 for each transfer of amounts among your investment options. The transfer charge, if any, is deducted from the amounts transferred from the investment funds of our SA and our GIA based on the proportion that the amount transferred from each investment fund of our SA and our GIA bears to the total amount being transferred.

If you ask us to transfer the entire amount of your value in the investment funds of our SA to our GIA, we will not make a charge for that transfer.

--------------------------------------------------------------------------------
THE VALUE OF YOUR POLICY ACCOUNT

The amount in your Policy Account at any time is equal to the sum of the amounts you then have in our GIA and in the investment funds of our SA under this policy. Your Net Policy Account value is equal to the amount in your Policy Account minus any policy loan and accrued loan interest.

YOUR VALUE IN OUR GIA. The amount you have in our GIA at any time is equal to the amounts allocated and transferred to it, plus the interest credited to it, minus amounts deducted, transferred and withdrawn from it. We will credit the amount in our GIA with interest at rates we determine. We will determine such interest rates periodically in advance for unloaned and loaned amounts in our GIA. The rates may be different for unloaned and loaned amounts. Any change in the interest rates we determine will be as described in the "Changes in Policy Cost Factors" provision. Such interest rates will not be less than 3%. Interest accrues and is credited on unloaned amounts in the GIA daily. However, we will credit interest on any portion of the initial net premium allocated to our GIA from the Register Date if it is later than the date of receipt provided the initial premium is at least equal to the minimum initial premium shown on Page 3 of the policy.

We credit interest on the loaned portion of our GIA daily. The interest rate we credit to the loaned portion of our GIA will be at an annual rate up to 2% less than the loan interest rate we charge. However, we reserve the right to credit a lower rate than this if in the future tax laws change such that our taxes on policy loans or policy loan interest are increased. In no event will we credit less than 3% a year.

On each policy anniversary, and at any time you repay all of a policy loan, we allocate the interest that has been credited to the loaned portion of our GIA to the investment funds of our SA and the unloaned portion of our GIA in accordance with your premium allocation percentages.

YOUR VALUE IN THE INVESTMENT FUNDS OF OUR SA. The amount you have in an investment fund of our SA under this policy at any time is equal to the number of units this policy then has in that fund multiplied by the fund's unit value at that time.

Amounts allocated, transferred or added to an investment fund of our SA are used to purchase units of that fund; units are redeemed when amounts are deducted, loaned, transferred or withdrawn. These transactions are called policy transactions.



02-200-9                                                                 PAGE 10

The number of units a policy has in an investment fund at any time is equal to the number of units purchased minus the number of units redeemed in that fund to that time. The number of units purchased or redeemed in a policy transaction is equal to the dollar amount of the policy transaction divided by the fund's unit value on the date of the policy transaction. Policy transactions may be made on any day. The unit value that applies to a transaction made on a business day will be the unit value for that day. The unit value that applies to a transaction made on a non-business day will be the unit value for the next business day.

We determine unit values for the investment funds of our SA at the end of each business day. Generally, a business day is any day the New York Stock Exchange is open for trading. A business day immediately preceded by one or more non-business days will include those non-business days as part of that business day. For example, a business day which falls on a Monday will consist of that Monday and the immediately preceding Saturday and Sunday.

The unit value of an investment fund of our SA on any business day is equal to the unit value for that fund on the immediately preceding business day multiplied by the net investment factor for that fund on that business day.

The net investment factor for an investment fund of our SA on any business day is (a) divided by (b), minus (c), where:

(a) is the net asset value of the shares in designated investment companies that belong to the investment fund at the close of business on such business day before any policy transactions are made on that day, plus the amount of any dividend or capital gain distribution paid by the investment companies on that day;

(b) is the value of the assets in that investment fund at the close of business on the immediately preceding business day after all policy transactions were made for that day; and

(c) is any charge for that day for taxes, amounts set aside as a reserve for taxes, or any operating expenses of our SA (including, without limitation, SEC registration fees and auditing fees).

The net asset value of an investment company's shares held in each investment fund shall be the value reported to us by that investment company.

--------------------------------------------------------------------------------
THE CASH SURRENDER VALUE OF THIS POLICY

CASH SURRENDER VALUE. The Cash Surrender Value on any date is equal to the amount in your Policy Account on that date minus any applicable surrender charge.

NET CASH SURRENDER VALUE. The Net Cash Surrender Value is equal to the Cash Surrender Value minus any policy loan and accrued loan interest. You may give up this policy for its Net Cash Surrender Value at any time while either or both insured persons are living. You may do this by sending us a written request for it and this policy to our Administrative Office. Your written request for cancellation or surrender must include the following:

1.   A statement that makes it clear that you intend to surrender the contract;

2.   The policy number of the policy to be surrendered;

3. The names of the insured persons and your name (if other than the insured persons) and address where proceeds should be mailed;

4. Your signature and, if required by the policy or by a legally binding document of which we have an actual notice, the signature of a collateral assignee or other person having an interest in the policy through the legally binding document.

If this policy has a cash surrender value and is being given up for its net cash surrender value, a completed withholding authorization must also be included with your written request. If this form is not provided to us with your written request for surrender, we will withhold income tax on the taxable portion of your distribution at the mandated federal and state tax rates. We will compute the Net Cash Surrender Value as of the date we receive your request for it and this policy at our Administrative Office. If the policy has been lost, stolen or destroyed, you must include a statement in the written request that the policy was lost, stolen or destroyed with an approximate date of when the policy was lost, stolen or destroyed. All insurance coverage under this policy ends on the date we receive your written request.

SURRENDER CHARGES. If you give up this policy for its Net Cash Surrender Value before the end of the tenth policy year, we will subtract a surrender charge from your Policy Account. A table of surrender charges for the initial base policy face amount is in the "Policy Information" section.

If the base policy face amount is reduced before the end of the tenth policy year, we will also deduct a proportionate amount of any applicable surrender charge from your Policy Account. Such deduction will be made in accordance with the


02-200-11                                                                PAGE 11

"Allocations" provision. We will send you a new Policy Information section in the event of a reduction in the base policy face amount. It will become a part of this policy. We may require you to return this policy to our Administrative Office to make a change.

We have filed a detailed statement of the method of computing surrender charges with the insurance supervisory official of the jurisdiction in which this policy is delivered.

PARTIAL NET CASH SURRENDER VALUE WITHDRAWAL. After the first policy year, and while either or both insured persons are living, you may ask for a partial Net Cash Surrender Value withdrawal by written request to our Administrative Office. Your request will be subject to our approval based on our rules in effect when we receive your request, and to the minimum withdrawal amount of $500.00. We have the right to decline a request for a partial Net Cash Surrender Value withdrawal if this would cause the policy to fail to qualify as life insurance under applicable tax law, as interpreted by us. We will decline a request for a partial Net Cash Surrender Value withdrawal if this would cause a decrease in the base policy face amount to less than $200,000. A partial withdrawal will result in a reduction in the Cash Surrender Value and in your Policy Account equal to the amount withdrawn as well as a reduction in your death benefit. If the death benefit is Option A, the withdrawal may also result in a decrease in the face amount; there will be no proportionate surrender charge due to such a decrease.

You may tell us how much of each partial withdrawal is to come from your unloaned value in our GIA and from your values in each of the investment funds of our SA. If you do not tell us, we will make the withdrawal on the basis of your monthly deduction allocation percentages then in effect. If we cannot make the withdrawal as indicated above, we will make the withdrawal based on the proportion that your unloaned value in our GIA and your values in the investment funds of our SA bear to the total unloaned value in your Policy Account.

Such withdrawal and resulting reduction in the death benefit, in the Cash Surrender Value and in your Policy Account will take effect on the date we receive your written request at our Administrative Office. We will send you a new Policy Information section if a withdrawal results in a reduction in the face amount. It will become a part of this policy. We may require you to return this policy to our Administrative Office to make a change.

--------------------------------------------------------------------------------
HOW A LOAN CAN BE MADE

POLICY LOANS. You can take a loan on this policy while it has a loan value. This policy will be the only security for the loan. Any amount on loan is part of your Policy Account. We refer to this as the loaned portion of your Policy Account.

CARRY OVER LOANS. If this policy was issued based, in whole or part, upon a valid exchange under Section 1035 of the Internal Revenue Code, any transferred existing loan from the exchanged policy as approved by us will be put into your Loaned Policy Account. If a refund is made under the "Right to Examine Policy" provision, we will subtract any policy loan and accrued loan interest from that refund.

LOAN VALUE. The loan value on any date is 90% of the Cash Surrender Value on that date. The amount of any new loan you take may not be more than the loan value, less any existing loan and accrued loan interest. If you request an increase to an existing loan, the additional amount requested will be added to the amount of the existing loan and accrued loan interest.

Your request for a policy loan must be in writing to our Administrative Office. You may tell us how much of the requested loan is to be allocated to your unloaned value in our GIA and your value in each investment fund of our SA. Such values will be determined as of the date we receive your request. If you do not tell us, we will allocate the loan on the basis of your monthly deduction allocation percentages then in effect. If we cannot allocate the loan on the basis of your direction or those percentages, we will allocate it based on the proportion that your unloaned value in our GIA and your values in the investment funds of our SA bear to the total unloaned value in your Policy Account.

The loaned portion of your Policy Account will be maintained as a part of our GIA. Thus, when a loaned amount is allocated to an investment fund of our SA, we will redeem units of that investment fund sufficient in value to cover the amount of the loan so allocated and transfer that amount to our GIA.

LOAN INTEREST. Interest on a loan accrues daily at an adjustable loan interest rate. We will determine the rate at the beginning of each policy year, subject to the following paragraphs. It will apply to any new or outstanding loan under the policy during the policy year next following the date of determination.

The maximum loan interest rate for a policy year shall be the greater of (1) the "Published Monthly Average," as defined below, for the calendar month that ends two months before the date of determination or (2) 4%. "Published Monthly Average" means the Monthly Average Corporate Bond yield shown in Moody's Corporate Bond Yield Averages published by Moody's Investors Service, Inc., or any successor thereto. If such averages are no longer published, we will use such other averages as may be established by regulation by the insurance supervisory official of the jurisdiction in which this policy is delivered. We reserve the right to establish a rate lower than the maximum.



02-200-11                                                               PAGE 12

No change in the rate shall be less than 1/2 of 1% a year. We may increase the rate whenever the maximum rate as determined by clause (1) of the preceding paragraph exceeds the rate being charged by 1/2 of 1% or more. We will reduce the rate to or below the maximum rate as determined by clause (1) of the preceding paragraph if such maximum is lower than the rate being charged by 1/2 of 1% or more.

We will notify you of the initial loan interest rate when you make a loan. We will also give you advance written notice of any increase in the interest rate of any outstanding loan.

Loan interest is due on each policy anniversary. If the interest is not paid when due, it will be added to your outstanding loan and allocated on the basis of the deduction allocation percentages then in effect. If we cannot make the allocation on the basis of these percentages, we will make it based on the proportion that your unloaned values in our GIA and your values in the investment funds of our SA bear to the total unloaned value in your Policy Account. The unpaid interest will then be treated as part of the loaned amount and will bear interest at the loan rate.

When unpaid loan interest is allocated to an investment fund of our SA, we will redeem units of that investment fund sufficient in value to cover the amount of the interest so allocated and transfer that amount to your loaned Policy Account.

LOAN REPAYMENT. You may repay all or part of a policy loan at any time while either of the insured persons is alive and this policy is in force.

Repayments will first be allocated to our GIA until you have repaid any loaned amounts that were allocated to our GIA. You may tell us how to allocate repayments above that amount among our GIA and the investment funds of our SA. If you do not tell us, we will make the allocation on the basis of the premium allocation percentages then in effect.

Failure to repay a policy loan or to pay loan interest will not terminate this policy unless at the beginning of a policy month the Net Policy Account Value is less than the total monthly deduction then due. In that case, the "Grace Period" provision will apply.

A policy loan will have a permanent effect on your benefits under this policy even if it is repaid.

--------------------------------------------------------------------------------
OUR SEPARATE ACCOUNT(S) (SA)

We established and we maintain our SA under the laws of New York State. Realized and unrealized gains and losses from the assets of our SA are credited to or charged against it without regard to our other income, gains, or losses. Assets are put in our SA to support this policy and other variable life insurance policies. Assets may be put in our SA for other purposes, but not to support contracts or policies other than variable contracts.

The assets of our SA are our property. The portion of its assets equal to the reserves and other policy liabilities with respect to our SA will not be chargeable with liabilities arising out of any other business we conduct. We may transfer assets of an investment fund in excess of the reserves and other liabilities with respect to that fund to another investment fund or to our General Account.

INVESTMENT FUNDS. Our SA consists of investment funds. Each fund may invest its assets in a separate class of shares of a designated investment company, or companies, or make direct investments in securities. The investment funds of our SA that you chose for your initial allocations are shown on the application for this policy, a copy of which is attached to this policy. We may from time to time make other investment funds available to you, or we may create a new SA. We will provide you with written notice of all material details including investment objectives and all charges.

We have the right to change or add designated investment companies. We have the right to add or remove investment funds. We have the right to withdraw assets of a class of policies to which this policy belongs from an investment fund and put them in another investment fund. We also have the right to combine any two or more investment funds. The term investment fund in this policy shall then refer to any other investment fund in which the assets of a class of policies to which this policy belongs were placed.

We have the right to:

1. register or deregister any SA available under this policy under the Investment Company Act of 1940;

2. run any SA available under this policy under the direction of a committee, and discharge such committee at any time;

3. restrict or eliminate any voting rights of policy owners, or other persons who have voting rights as to any SA available under this policy; and

4. operate any SA available under this policy, or one or more of its investment funds, by making direct investments or in any other form. If we do so, we may invest the assets of such SA, or one or more of the investment funds, in any legal investments. We will rely upon our own or outside counsel for advice in this regard. Also, unless otherwise required by



02-200-13                                                                PAGE 13
     law or regulation, an investment adviser or any investment policy may not be changed without our consent. If required by law or regulation, the investment policy of an investment fund of any SA available under this policy will not be changed by us unless approved by the Superintendent of Insurance of New York State or deemed approved in accordance with such law or regulation. If so required, the process for getting such approval is on file with the insurance supervisory official of the jurisdiction in which this policy is delivered.

If any of these changes result in a material change in the underlying investments of an investment fund of our SA, we will notify you of such change, as required by law. If you have value in that investment fund we will, if you wish, transfer it at your written direction from that fund to another fund(s) of our SA or to our GIA, and you may then change your premium and deduction allocation percentages. There will be no charge for such a transfer.

--------------------------------------------------------------------------------
OUR ANNUAL REPORT TO YOU

For each policy year we will send you without charge a report for this policy that shows the current death benefit, the value you have in our GIA and in each investment fund of any SA available under this policy, the Cash Surrender Value and any policy loan with the current loan interest rate. It will also show the premiums paid and any other information as may be required by the insurance supervisory official of the jurisdiction in which this policy is delivered.

--------------------------------------------------------------------------------
HOW BENEFITS ARE PAID

You can have the Insurance Benefit or your Net Cash Surrender Value withdrawals paid immediately in one sum. Or, you can choose another form of payment for all or part of them. If you do not arrange for a specific choice before the death of the second insured person to die, the beneficiary will have this right when such insured person dies. If you do make an arrangement, however, the beneficiary cannot change it after the such insured person dies.

The options are:

1. DEPOSIT. The sum will be left on deposit for a period mutually agreed upon. We will pay interest at the end of every month, every 3 months, every 6 months or every 12 months, as chosen.

2.   INSTALLMENT PAYMENTS. There are two ways that we pay installments:

     A. FIXED PERIOD. We will pay the sum in equal installments for a specified number of years (not more than 30). The installments will be at least those shown in the Table of Guaranteed Payments.

     B. FIXED AMOUNT. We will pay the sum in installments as mutually agreed upon until the original sum, together with interest on the unpaid balance, is used up.

3. MONTHLY LIFE INCOME. We will pay the sum as a monthly income for life. The amount of the monthly payment will be at least that shown in the Table of Guaranteed Payments. The basis for these payments is the 1983 Individual Annuity Mortality Table "a" projected with modified Scale G. You may choose any one of two ways to receive monthly life income. We will guarantee payments for at least 10 years (called "10 Years Certain") or at least 20 years (called "20 Years Certain").

Payments that we make under options 1. - 3. above will not be affected by the investment experience of any investment fund of our SA after proceeds are applied under such options.

We will also apply the sum under any other option requested that we make available at the time of payment.

The payee may name and change a successor payee for any amount we would otherwise pay to the payee's estate.

Any arrangements involving more than one of the options, or a payee who is not a natural person (for example, a corporation) or who is a fiduciary, must have our approval. Also, details of all arrangements will be subject to our rules at the time the arrangement takes effect. These include rules on the minimum amount we will apply under an option and minimum amounts for installment payments, withdrawal or commutation rights, naming payees and successor payees and proving age and survival.

Payment choices (or any later changes) will be made and will take effect in the same way as a change of beneficiary. Amounts applied under these options will not be subject to the claims of creditors or to legal process, to the extent permitted by law.


02-200-13                                                              PAGE 14

--------------------------------------------------------------------------------
OTHER IMPORTANT INFORMATION

YOUR CONTRACT WITH US. This policy is issued in consideration of payment of a premium at least equal to the minimum initial premium payment shown in the "Policy Information" section. This policy, any riders or endorsements, and the attached copy of the initial application and all subsequent applications to change this policy, and all additional Policy Information sections added to this policy, make up the entire contract. The rights conferred by this policy are in addition to those provided by applicable Federal and State laws and regulations.

Only our Chairman of the Board, our President or one of our Vice Presidents can modify this contract or waive any of our rights or requirements under it. The person making these changes must put them in writing and sign them.

POLICY CHANGES -- APPLICABLE TAX LAW. For you and the beneficiary to receive the tax treatment accorded to life insurance under Federal law, this policy must qualify initially and continue to qualify as life insurance under the Code or successor law. Therefore, we have reserved earlier in this policy the right to decline to accept premium payments, to decline to change death benefit options, to decline to change the face amount, or to decline to make partial withdrawals that, in our opinion, would cause this policy to fail to qualify as life insurance under applicable tax law. Further, we reserve the right to make changes in this policy or its riders (for example, in the percentages on Page 4-Continued), or to require additional premium payments, or to make distributions from this policy or to change the face amount to the extent we deem it necessary to continue to qualify this policy as life insurance. Any such changes will apply uniformly to all policies that are affected. You will be given advance written notice of such changes.

CHANGES IN POLICY COST FACTORS. Changes in policy cost factors (interest rates we credit to our GIA, cost of insurance deductions and expense charges) will be on a basis that is equitable to all policyholders of a given class, and will be determined based on reasonable assumptions as to expenses, mortality, policy and contract claims, taxes, investment income, and lapses. Any change in policy cost factors will never result in an interest crediting rate that is lower than that guaranteed in the policy, or policy charges that exceed the maximum policy charges guaranteed in the policy. Any change in policy cost factors will be determined in accordance with procedures and standards on file, if required, with the insurance supervisory official of the jurisdiction in which this policy is delivered.

WHEN THE POLICY IS INCONTESTABLE. We have the right to contest the validity of this policy based on material misstatements made in the initial application for this policy. However, with respect to each insured person, we will not contest the validity of this policy after it has been in effect during the lifetime of that insured person for two years from the earlier of the Register Date or date of issue shown in the Policy Information section. At the end of the second policy year, we will mail you a notice requesting that you tell us if either insured person has died. Failure to tell us of the death of an insured person will not avoid a contest, if we have basis to contest the policy, even if the policy is still in force.

We also have the right to contest the validity of any policy change or restoration based on material misstatements made in any application for that change or restoration. We will not contest any policy change that requires evidence of insurability, or any restoration of this policy, after the change or restoration has been in effect for two years during the lifetime of the insured persons or insured person living at the time the change or restoration takes effect.

No statement shall be used to contest a claim unless contained in an application.

All statements made in an application are representations and not warranties.

See any additional benefit riders for modifications of this provision that apply to them.

WHAT IF AGE OR SEX HAS BEEN MISSTATED? If either or both insured person's age or sex has been misstated on any application, the death benefit and any benefits provided by riders to this policy shall be those which would be purchased by the most recent deduction for the cost of insurance, and the cost of any benefits provided by riders, at the correct ages and sexes.

HOW THE SUICIDE EXCLUSION AFFECTS BENEFITS. If the second of the insured persons to die commits suicide (while sane or insane) within two years after the earlier of the Register Date or the date of issue shown in the Policy Information section, our liability will be limited to the payment of a single sum. This sum will be equal to the premiums paid, minus any loan and accrued loan interest and minus any partial withdrawal of the Net Cash Surrender Value. If the second of the insured persons to die commits suicide (while sane or insane) within two years after the effective date of a change that you asked for that increases the death benefit, then our liability as to the increase in amount will be limited to the payment of a single sum equal to the monthly cost of insurance deductions made for such increase.

HOW WE MEASURE POLICY PERIODS AND ANNIVERSARIES. We measure policy years, policy months, and policy anniversaries from the Register Date shown in the Policy Information section. Each policy month begins on the same day in each calendar month as the day of the month in the Register Date.



02-200-15                                                               PAGE 15

HOW, WHEN AND WHAT WE MAY DEFER. We may not be able to obtain the value of the assets of the investment funds of our SA if (1) the New York Stock Exchange is closed; or (2) the Securities and Exchange Commission requires trading to be restricted or declares an emergency. During such times, as to amounts allocated to the investment funds of our SA, we may defer:

1. Determination and payment of Net Cash Surrender Value withdrawals (except when used to pay premiums to us);

2. Determination and payment of any death benefit in excess of the face amount;

3. Payment of loans (except when used to pay premiums to us);

4. Determination of the unit values of the investment funds of our SA; and

5. Any requested transfer.


As to amounts allocated to our GIA, we may defer payment of any Net Cash Surrender Value withdrawal or loan amount (except when used to pay premiums to us) for up to six months after we receive a request for it. We will allow interest, at the rate of at least 3% a year, on any Net Cash Surrender Value payment derived from our GIA that we defer for 30 days or more.

THE BASIS WE USE FOR COMPUTATION. We provide Cash Surrender Values that are at least equal to those required by law. If required to do so, we have filed with the insurance supervisory official of the jurisdiction in which this policy is delivered a detailed statement of our method of computing such values. We compute reserves under this policy by the Commissioners Reserve Valuation Method.

We use the 1980 Commissioners' Standard Ordinary Male or Female, Smoker or Non-Smoker Mortality Tables as the basis for determining maximum insurance costs and minimum cash surrender values. We take account of the sex, issue age, class of risk and tobacco user status of each insured person and of the policy year. We use a minimum effective annual interest rate of 3% for the Guaranteed Interest Account.


CHANGE FROM TOBACCO USER RATES TO NON-TOBACCO USER RATES. Either or both insured persons, if being charged tobacco user rates, may apply for non-tobacco user rates. The change, if approved, may result in lower future cost of insurance rates beginning on the effective date of change to non-tobacco user rates. However, cost of insurance rates depend on the rating classification of both insured persons even if only one survives at the time of the application for change.


Upon request made to our Administrative Office, we will provide forms and instructions as to how the insured person(s) may apply for non-tobacco user rates. The change will be based upon our general underwriting rules in effect at the time of application, and may include criteria with respect to both insured persons or the surviving insured person other than tobacco use status as well as a definition of tobacco use different from that applicable at the time this policy was issued.

The change to non-tobacco user rates, if approved, will take effect at the beginning of the policy month that coincides with or next follows the date we approve your request. A copy of your application for the change will be attached to the new Policy Information section that we will issue when the change is made. The new section and the application for change will become part of this policy. We may require you to return this policy to our Administrative Office to make the change. This change may have adverse tax consequences.

The change to non-tobacco rates will be contestable; however, we will not contest the change after it has been in effect for two years during the lifetime of the insured person or insured persons living at the time the change took effect. In the event of a successful contest, the death benefit and any benefits provided by riders to this policy shall be those which would be purchased by the most recent deduction for the cost of insurance, and the cost of any benefits provided by riders, at tobacco user rates.

POLICY ILLUSTRATIONS. Upon request we will give you an illustration of the potential future benefits under this policy, based upon both guaranteed and current cost factor assumptions.

POLICY CHANGES. You may add additional benefit riders or make other changes, subject to our rules at the time of change.



02-200-15                                                               PAGE 16

                          TABLE OF GUARANTEED PAYMENTS
                    (MINIMUM AMOUNT FOR EACH $1,000 APPLIED)

                    OPTION 2A                                                   OPTION 3
            FIXED PERIOD INSTALLMENTS                                       MONTHLY LIFE INCOME
            -------------------------                                      --------------------

  NUMBER OF                                                        10 YEARS CERTAIN     20 YEARS CERTAIN
    YEARS'             MONTHLY        ANNUAL                       ----------------     -----------------
  INSTALLMENTS       INSTALLMENT     INSTALLMENT          AGE       MALE     FEMALE      MALE     FEMALE
  ------------       -----------     -----------          ---       ----     ------      ----     ------

        1              $84.28         $1,000.00           50        $3.48     $3.19      $3.42     $3.17
        2               42.66            506.17           51         3.54      3.23       3.47      3.21
        3               28.79            341.60           52         3.59      3.28       3.51      3.25
        4               21.86            259.33           53         3.65      3.32       3.56      3.29
        5               17.70            210.00           54         3.70      3.37       3.61      3.33

        6               14.93            177.12           55         3.77      3.42       3.66      3.37
        7               12.95            153.65           56         3.83      3.47       3.72      3.42
        8               11.47            136.07           57         3.90      3.52       3.77      3.47
        9               10.32            122.40           58         3.97      3.58       3.83      3.52
       10                9.39            111.47           59         4.04      3.64       3.88      3.57

       11                8.64            102.54           60         4.12      3.70       3.94      3.62
       12                8.02             95.11           61         4.20      3.76       4.00      3.68
       13                7.49             88.83           62         4.29      3.83       4.06      3.74
       14                7.03             83.45           63         4.38      3.90       4.12      3.79
       15                6.64             78.80           64         4.48      3.98       4.18      3.85

       16                6.30             74.73           65         4.58      4.06       4.25      3.92
       17                6.00             71.15           66         4.68      4.14       4.31      3.98
       18                5.73             67.97           67         4.79      4.23       4.37      4.04
       19                5.49             65.13           68         4.90      4.32       4.43      4.11
       20                5.27             62.58           69         5.02      4.42       4.50      4.18

       21                5.08             60.28           70         5.14      4.52       4.56      4.25
       22                4.90             58.19           71         5.26      4.63       4.62      4.31
       23                4.74             56.29           72         5.39      4.75       4.67      4.38
       24                4.60             54.55           73         5.52      4.87       4.73      4.45
       25                4.46             52.95           74         5.66      4.99       4.78      4.51

       26                4.34             51.48           75         5.80      5.12       4.83      4.58
       27                4.22             50.12           76         5.95      5.26       4.88      4.64
       28                4.12             48.87           77         6.10      5.40       4.93      4.70
       29                4.02             47.70           78         6.25      5.55       4.97      4.75
       30                3.93             46.61           79         6.40      5.70       5.01      4.80

                                                          80         6.56      5.85       5.04      4.86
                                                          81         6.72      6.01       5.08      4.90
                                                          82         6.88      6.18       5.11      4.95
                                                          83         7.04      6.34       5.13      4.99
                                                          84         7.20      6.51       5.16      5.03
                                                       85 & over     7.36      6.67       5.18      5.07


If installments are paid every 3 months, they will be 25.23% of the annual installments. If they are paid every 6 months, they will be 50.31% of the annual installments.

Amounts for Monthly Life Income are based on age nearest birthday when income starts. Amounts for ages not shown will be furnished on request.

02-200-17                                                                PAGE 17

THE EQUITABLE
LIFE ASSURANCE SOCIETY OF THE UNITED STATFS


A Stock Life Insurance Company
Home Office: 1290 Avenue of the Americas, New York, New York 10104


     Flexible Premium Joint Survivorship Variable Life Insurance Policy. Insurance benefit payable upon the death of the second of the insured persons to die while this policy is in force. Premiums may be paid while both or either insured person is living and before the policy anniversary nearest the younger insured person's 100th birthday. Values provided by this policy are based on declared interest rates and on the unit values of the investment funds of a separate account, which in turn depend on the investment performance of the securities held by such investment funds. They are not guaranteed as to dollar amount. This is a non-participating policy.